Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

of

GATX CORPORATION

(Under Section 805 of the Business Corporation Law)

_____________________________

The undersigned, Deborah A. Golden, Executive Vice President, General Counsel and Secretary of GATX Corporation, a New York corporation (the “Corporation”), hereby certifies as follows:

1.     The name of the Corporation is GATX CORPORATION. The name under which the Corporation was formed is General American Tank Car Corporation.

2.     The original Certificate of Incorporation was filed by the Department of State on July 5, 1916.

3.    The amendment of the certificate of incorporation effected by this certificate of amendment is to eliminate the following two series of preferred shares, par value $1.00 per share, of the Corporation: (i) the series of preferred shares entitled “$2.50 Cumulative Convertible Preferred Stock” (hereinafter, the “Series A Preferred”) and (ii) the series of preferred shares entitled “$2.50 Cumulative Convertible Preferred Stock, Series B” (hereinafter, the “Series B Preferred”). No shares of Series A Preferred or Series B Preferred are outstanding and no shares of either such series will be issued subject to the certificate of incorporation. This certificate of amendment constitutes a series elimination with respect to the Series A Preferred and Series B Preferred.

4.    When this certificate of amendment becomes accepted for filing, it shall have the effect of eliminating from the certificate of incorporation all matters set forth therein with respect to the Series A Preferred and the Series B Preferred. In furtherance thereof, Article THIRD.A of the certificate of incorporation, relating to the Series A Preferred, and Article THIRD.B of the certificate of incorporation, relating to the Series B Preferred, are hereby stricken out in their entirety, without substituting new Articles in lieu thereof.

5.    Following the elimination of the 695,443 shares of Series A Preferred and the 149,182 shares of Series B Preferred, the Board of Directors of the Corporation shall be authorized to issue 5,000,000 preferred shares, par value $1.00 per share, under Article THIRD of the certificate of incorporation.

6.    The Board of Directors of the Corporation authorized the amendment of the certificate of incorporation under the authority vested in said Board under the provisions of the certificate of incorporation and of Section 502 of the Business Corporation Law.

IN WITNESS WHEREOF, the undersigned have subscribed this Certificate of Amendment to the Certificate of Incorporation of the Corporation and affirm the statements herein contained as true under penalties of perjury this 22nd day of October, 2013.

/s/ Deborah A. Golden
Deborah A. Golden
Executive Vice President,
General Counsel and Secretary

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